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                                                                   EXHIBIT 10.64

                           LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of November 7, 2002, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and EPRESENCE, INC., a Massachusetts corporation with its chief executive office located at 120 Flanders Road, Westborough, Massachusetts 01581-5013 ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

        1       ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement not defined when first used shall have the meanings set forth in Section 13.

        2       LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

        2.1.1   Revolving Advances.

                (a) Availability. Bank shall make Advances not exceeding (i) the Committed Revolving Line minus, (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

                (b) Borrowing Procedure. To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. Bank shall credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

                (c) Termination; Repayment. The Committed Revolving Line terminates on the Maturity Date, when the principal amount of all Advances and the unpaid interest thereon, shall be immediately due and payable.

        2.1.2   Letters of Credit Sublimit.

                (a)     If there is availability for Credit Extensions under
Section 2.1.1(a), Bank shall issue or have issued Letters of Credit for Borrower's account not exceeding (i) the Committed Revolving Line, minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves with respect to outstanding Letters of Credit. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve (with respect to outstanding Letters of Credit)) may not exceed $10,000,000.00. Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Maturity Date if the term of the Committed Revolving Line is not

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extended by Bank, or (ii) the occurrence of an Event of Default hereunder.
All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

                (b)     The obligation of Borrower to immediately reimburse
Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                (c) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                (d) Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Revolving Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Revolving Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

        2.1.3 Foreign Exchange Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit, which sublimit is a maximum of $10,000,000.00 (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

        2.1.4 Cash Management Services Sublimit. If there is availability for Credit Extensions under Section 2.1.1(a), Borrower may use up to $10,000,000.00 for the Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services sub limit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the interest rate applicable to Advances.

        2.1.5 Undisbursed Credit Extensions. The Bank's obligation to lend the undisbursed portion of the Credit Extensions shall terminate if there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospects of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.2 Overadvances. If Borrower's Obligations under Sections 2.1.1, 2.1.2, 2.1.3, and 2.1.4 exceed the Committed Revolving Line, Borrower must immediately pay in cash to Bank the excess.

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2.3     Interest Rate; Payments.

                (a) Interest Rate. The principal amounts outstanding under the Committed Revolving Line shall accrue interest at a per annum rate equal to the Bank's Prime Rate. During the continuance of an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default. The applicable interest rate hereunder shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

                (b) Payments. Interest is payable on the Payment Date of each month. Bank may debit any of Borrower's deposit accounts including Account Number [__________] for principal and interest payments or any amounts
Borrower owes Bank. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4     Fees. Borrower shall pay to Bank:

                (a) Facility Fee. A fully earned, non-refundable facility fee (the "Facility Fee") of Thirty-Five Thousand Dollars ($35,000.00) due and payable on the Closing Date. The Borrower and Bank hereby agree that Borrower has paid to Bank Fifteen Thousand Dollars ($15,000.00), which amount shall be applied initially to Bank Expenses, with the remainder (if any) applied to the Facility Fee; and

                (b) Letter of Credit Fee. The Borrower shall pay the Bank's customary fees and expenses for the issuance or the renewal of Letters of Credit, including, without limitation, a Letter of Credit fee of one and one quarter of one percent (1.25%) per annum of the face amount of each Letter of Credit issued or renewed, upon the issuance or renewal of such Letter of Credit by the Bank; and

                (c) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and expenses incurred through and after the Closing Date) when due.

        3       CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                (a)     this Agreement;

                (b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

                (c) a legal opinion of Borrower's counsel, in form and substance acceptable to Bank;

                (d)     Guaranties and Security Agreements by the Guarantor(s);

                (e)     financing statements (Forms UCC-1);

                (f)     Securities Account Control Agreement with the Bank;

                (g) payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

                (h)     Certificate of Foreign Qualification (if applicable);

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                (i)     Certificate of Good Standing/Legal Existence; and

                (j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

                (a)     timely receipt of any Payment/Advance Form; and

                (b) the representations and warranties in Section 5 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects, except for those representations and warranties expressly referring to another date, which shall be true in all material respects as of such date.

        4       CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower's duties under the Loan Documents, a continuing security interest in, and pledges and assigns to the Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral. During the continuance of an Event of Default, Bank may place a "hold" on any deposit account pledged as Collateral.

Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. If the Agreement is terminated, Bank's lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.

        5       REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Guarantor is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, the Borrower delivered to the Bank a certificate signed by the Borrower and entitled "Perfection Certificate". The Borrower represents and warrants to the Bank that: (a) the Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the Borrower's organizational identification number; and (d) the Perfection Certificate accurately sets forth the Borrower's place of business, or, if more than one, its chief executive office as well as the Borrower's mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to the Borrower is accurate and complete.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

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5.2     Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens.

5.3 Litigation. Except as shown in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Guarantor in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Guarantor delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Guarantor's properties or assets has been used by Borrower or any Guarantor or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Guarantor has timely filed all required tax returns (or obtained a timely extension therefor) and paid, or made adequate provision to pay, all material taxes due, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Guarantor has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7     [Intentionally Deleted]

5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

        6       AFFIRMATIVE COVENANTS

        Borrower shall do all of the following:

6.1 Government Compliance. Borrower shall maintain its and all Guarantors' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Guarantor comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or be expected to cause a Material Adverse Change.

6.2     Financial Statements, Reports, Certificates.

                (a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month during which Obligations (including undrawn Letters of Credit, Cash Management Services

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and the FX Reserve) were outstanding or Credit Extensions were requested, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower's consolidated and consolidating operations (excluding the operations of Switchboard) during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) in the event that no Obligations were outstanding or Credit Extensions requested during any fiscal quarter, on a quarterly basis no later than forty-five (45) days after the last day of each such quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower's consolidated and consolidating operations (excluding the operations of Switchboard) during the period certified by a Responsible Officer and in a form acceptable to Bank;
(iii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited, consolidated and consolidating financial statements (including the operations of Switchboard) prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, except those available electronically on EDGAR; (v) a prompt report of any legal actions pending or threatened against Borrower or any Guarantor that could result in damages or costs to Borrower or any Guarantor of One Hundred Thousand Dollars ($100,000.00) or more; and (vi) other financial information reasonably requested by Bank. Notwithstanding the foregoing, the Borrower shall not be required to submit the monthly financial statement described in clause (i) in the preceding sentence for any month in which: (A) no Advances were outstanding or requested under the Committed Revolving Line, and (ii) Obligations outstanding under the Letter of Credit sublimit (as described in Section 2.1.2), the Foreign Exchange sublimit (as described in Section 2.1.3) and the Cash Management Services sublimit (as described in Section 2.1.4) were not at any time during such month greater than Five Million Dollars ($5,000,000.00) in the aggregate.

                (b) (i) within thirty (30) days after the last day of each month during which Obligations (including undrawn Letters of Credit, Cash Management Services and the FX Reserve) were outstanding or Credit Extensions were requested, and (ii) in the event that no Obligations were outstanding or Credit Extensions requested during any fiscal quarter, within forty-five (45) days after the last day of each such quarter, Borrower shall deliver to Bank with the financial statements & Compliance Certificate signed by a Responsible Officer in the form of Exhibit C. Notwithstanding the foregoing, the Borrower shall not be required to submit a Compliance Certificate for any month in which:
(i) no Advances were outstanding or requested under the Committed Revolving Line, and (ii) Obligations outstanding under the Letter of Credit sublimit (as described in Section 2.1.2), the Foreign Exchange sublimit (as described in
Section 2.1.3) and the Cash Management Services sublimit (as described in
Section 2.1.4) were not at any time during such month greater than Five Million Dollars ($5,000,000.00) in the aggregate.

6.3     [Intentionally Deleted]

6.4 Taxes. Borrower shall make, and cause each Guarantor to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.5 Insurance. Borrower shall keep its business and assets insured for risks and in amounts, standard for Borrower's industry, and as Bank may reasonably request.

6.6 Accounts. In order to permit the Bank to monitor the Borrower's financial performance and condition, Borrower, and all Borrower's Guarantors, shall maintain Borrower's, and such Guarantors', primary depository accounts, operating accounts, and securities accounts with Bank. Together, Borrower and ePresence Securities Corporation (a Massachusetts corporation) shall maintain with the Bank a minimum at all times of Thirty Million Dollars ($30,000,000.00) in unrestricted cash or securities administered by the Bank. The provisions of this paragraph shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees.

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6.7     Financial Covenants.

        Borrower shall maintain:

                (a) Adjusted Quick Ratio. At all times, to be tested: (i) as of the last day of each month during which Obligations (including undrawn Letters of Credit, Cash Management Services and the FX Reserve) were outstanding or Credit Extensions were requested and (ii) in the event that no Obligations were outstanding or Credit Extensions requested during any fiscal quarter, as of the last day of each such quarter, a ratio of Quick Assets to Current Liabilities minus deferred revenue of at least 2.0 to 1.0. Notwithstanding the foregoing, the Borrower shall not be required to comply with the Adjusted Quick Ratio covenant described above for any month in which: (i) no Advances were outstanding or requested under the Committed Revolving Line, and (ii) Obligations outstanding under the Letter of Credit sublimit (as described in Section 2.1.2), the Foreign Exchange sublimit (as described in Section 2.1.3) and the Cash Management Services sublimit (as described in Section 2.1.4) were not at any time during such month greater than Five Million Dollars ($5,000,000.00) in the aggregate.

                (b) Net Income/Net Loss. At all times, to be tested quarterly, a maximum net after-tax loss (excluding any of Borrower's non-recurring items which are both non-cash and non-recurring, and excluding any net after-tax income or loss of Switchboard) of: (i) Two Million Seven Hundred Thousand Dollars ($2,700,000.00) at all times for the quarter ending June 30, 2002; (ii) Two Million Five Hundred Thousand Dollars ($2,500,000.00) at all times for the quarter ending September 30, 2002;
        (iii) One Million Seven Hundred Thousand Dollars ($1,700,000.00) through the quarter ending December 31, 2002; and (iv) One Million Nine Hundred Thousand Dollars ($1,900,000.00) at all times for the quarter ending March 31, 2003. The Borrower shall maintain at all times, to be tested as of the last day of each quarter, commencing April 1, 2003, a minimum net after-tax income of One Dollar ($1.00).

6.8 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

        7       NEGATIVE COVENANTS

        Borrower shall not do any of the following without the Bank's prior written consent.

7.1     [Intentionally Deleted]

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Guarantors to engage in any business other than the businesses currently engaged in by Borrower or have a material change in management. Borrower shall not, without at least thirty (30 ) days prior written notice to Bank: (i) relocate its chief executive office, or (ii) change its jurisdiction of organization, or
        (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit, any of its Guarantors to merge or consolidate, with any other Person, or acquire, or permit any of its Guarantors to acquire, all or substantially all of the capital stock or property of another Person, except: (i) to the extent expressly permitted under the terms of Section 7.6, and (ii) where (A) such transactions would not result in a decrease of more than 25% of Borrower's Tangible Net Worth, (B) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions, and (C) the Borrower is the surviving legal entity. A Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower or into the Borrower (provided Borrower is the surviving legal entity).

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7.4     Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Guarantor to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income or permit any of its Guarantors to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

7.6 Distributions; Investments. (i) Directly or indirectly acquire (except as provided below) or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Guarantors to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock. Notwithstanding the foregoing, the Borrower may, without the consent of the Bank, acquire the capital stock or assets in certain Persons provided in each instance that: (i) no Event of Default has occurred, is continuing or would exist after giving effect to such acquisition; and
        (ii) that such acquired company is in the same or similar line of business as the Borrower; and (iii) the purchase price for all such acquisitions shall not be greater than $30,000,000.00 (inclusive of any indebtedness of the acquired company assumed by the Borrower in connection with the transaction) in the aggregate (of which not more than $15,000,000.00 may be paid in cash by Borrower); and (iv) the Borrower is the surviving legal entity; and (v) no indebtedness (either direct or contingent) is assumed by the Borrower in connection with such transaction with the exception of indebtedness: (A) in such amounts which when added to the purchase price shall not exceed the limits set forth in clause (iii) above and (B) which consists only of trade payables of the acquired company or other indebtedness acceptable to Bank in writing.

7.7 Transactions with Affiliates. Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person. A Subsidiary of Borrower may merge or consolidate into another Subsidiary of Borrower or into the Borrower (provided Borrower is the surviving legal entity).

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

7.9 Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Guarantors to do so.

        8       EVENTS OF DEFAULT

        Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension shall be made during the cure period);

8.2 Covenant Default. Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower's attempts in the ten (10) day period, and the default may be cured within a reasonable time, then Borrower shall have additional time, (of not more than thirty (30) days) to attempt to cure the default. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions shall be made during the cure period);

8.3     Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process any funds of the Borrower on deposit with the Bank;
        (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency
        Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a Material Adverse Change;

8.7 Judgments. If a judgment or judgments not covered by insurance for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten
        (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

8.9 Guaranty. (i) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (ii) any Guarantor does not perform any obligation under any guaranty of the Obligations; or (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty; or
        (iv) any circumstance described in Section 7, or Sections 8.4, 8.5 or
        8.7 occurs to any Guarantor, or (v) the liquidation, winding up, termination of existence, or insolvency of any Guarantor.

        9       BANK'S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

                (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

                (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

                (c) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower; and

                (d)     Dispose of the Collateral according to the Code.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower's name on any checks or other forms of payment or security; and (ii) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3 Bank Expenses. Any amounts paid by Bank as provided herein are Bank Expenses and are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.4 Bank's Liability for Collateral. So long as the Bank complies with reasonable banking practices regarding the safekeeping of collateral, the Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

        10      NOTICES

        All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other written notice.

               If to Borrower: ePresence, Inc.
                               120 Flanders Road
                               Westboro, Massachusetts 01581-5013
                               Attn: General Counsel and Chief Financial Officer
                               FAX:  (508) 836-3281
               with a copy to: Foley Hoag LLP
                               155 Seaport Boulevard
                               Boston, Massachusetts 02210
                               Attn: William R. Kolb, Esquire
                               Fax:  (617) 832-7000

               If to Bank:     Silicon Valley Bank
                               One Newton Executive Park, Suite 200
                               2221 Washington Street
                               Newton, Massachusetts  02462
                               Attn: Mr. Jonathan L. Gray
                               Fax:  (617) 969-4395

               with a copy to: Riemer & Braunstein LLP
                               Three Center Plaza
                               Boston, Massachusetts 02108
                               Attn: David A. Ephraim, Esquire
                               FAX:  (617) 880-3456

        11      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12      GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds the Bank and its officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision);
        (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Termination. Borrower may terminate this Agreement and all other Loan Documents on not less than ten (10) days prior written notice to Bank, provided that no Obligations are outstanding at the time of such termination.

        13      DEFINITIONS

13.1    Definitions.

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

        "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all reasonable audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "Cash Management Services" are defined in Section 2.1.4.

        "Closing Date" is the date of this Agreement.

        "Code" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

        "Collateral" is the properties, rights and assets of the Borrower granted by the Borrower to Bank in the assets described on Exhibit A now, or in the future, in which the Borrower obtains an interest, or the power to transfer rights.

        "Committed Revolving Line" is an Advance or Advances of up to Ten Million Dollars ($10,000,000.00).

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Credit Extension" is each Advance, Letter of Credit, FX Forward Contract, amounts utilized under the Cash Management Services, or any other extension of credit by Bank for Borrower's benefit.

        "Current Liabilities" are the aggregate amount of Borrower's Total Liabilities (excluding the liabilities of Switchboard) which mature within one
(1) year, plus, without duplication, all obligations and liabilities of Borrower to Bank (including all Letters of Credit issued by Bank for the benefit of Borrower).

        "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "FX Forward Contract" is defined in Section 2.1.3.

        "FX Reserve" is defined in Section 2.1.3.

        "GAAP" is generally accepted accounting principles.

        "Guarantor" is any present or future guarantor of the Obligations, including ePresence Security Corporation, a Massachusetts corporation.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Letter of Credit" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

        "Letter of Credit Reserve" has the meaning set forth in Section 2.1.2.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Material Adverse Change" is: (i) a material impairment in the perfection or priority of Bank's security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; (iii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

        "Maturity Date" is November 6, 2003.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

        "Payment Date" is the first Business Day of each month.

        "Permitted Indebtedness" is:

                (a) Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

                (b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate;

                (c)     Subordinated Debt;

                (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

                (e)     Indebtedness secured by Permitted Liens.

        "Permitted Investments" are:

                (a) Investments shown on the Perfection Certificate and existing on the Closing Date; and

                (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through the Bank.

        "Permitted Liens" are:

                (a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

                (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

                (c) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

                (d) Purchase money Liens in an outstanding amount not greater than Five Hundred Thousand Dollars ($500,000.00) at any time (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and

                (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Quick Assets" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP which shall not include the assets of Switchboard.

        "Responsible Officer" is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

        "Schedule" is any attached schedule of exceptions.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank.

        "Subsidiary" of any Person is any corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Switchboard" shall mean Switchboard Incorporated, a Delaware corporation.

        "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt. For purposes hereof, the definition of "Total Liabilities" shall not include the liabilities of Switchboard.

            [the remainder of this page is intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.

BORROWER:

EPRESENCE, INC.


By /s/ Richard M. Spaulding
  --------------------------------------------------

Name: Richard M. Spaulding
     -----------------------------------------------

Title: Sr. VP & CFO
      ----------------------------------------------

BANK:

SILICON VALLEY BANK, d/b/a
SILICON VALLEY EAST


By /s/ Jonathan L. Gray
  --------------------------------------------------

Name: Jonathan L. Gray
     -----------------------------------------------

Title: S.V.P.
      ----------------------------------------------

SILICON VALLEY BANK


By /s/ Maggie Garcia
  --------------------------------------------------

Name: Maggie Garcia
     -----------------------------------------------

Title: AVP
      ----------------------------------------------
        (Signed in Santa Clara County, California)